Exhibit 99.1

News Release
L.B. Foster Announces Third Quarter Results Reflecting Strong Sales and Profitability Growth; Finishes Quarter with Lowest Debt Level in a Decade

Unless otherwise noted, all comparisons are to the third quarter of 2025.

•Third quarter sales increased 21.5% to $168.0 million; gross profit up $3.4 million or 10.8%
•Third quarter net income grew 56.5% to $6.8 million; Adjusted EBITDA1 up 15.1% to $13.1 million
•First nine months sales increased 12.7% to $427.7 million; gross profit up $8.9 million or 10.8%
•First nine months net income grew 125.4% to $11.4 million; Adjusted EBITDA up 17.6% to $29.9 million
•Generated quarterly operating cash flow of $23.6 million with total debt for the quarter at $28.7 million
•Gross Leverage Ratio1 improved 1.0x turns year over year, ending the quarter at 0.6x

PITTSBURGH, PA, November 4, 2026 – L.B. Foster Company (Nasdaq: FSTR), a global technology solutions provider of products and services for the rail and infrastructure markets (the "Company"), today reported its 2026 third quarter operating results.
Third Quarter 2026 Highlights

	Three Months Ended September 30,		Change
	2026	2025	2026 vs. 2025

$ in thousands, unless otherwise noted:	(Unaudited)
Net sales	$167,996	$138,286	21.5%
Operating income	10,080	8,295	21.5%
Net income attributable to L.B. Foster Company	6,764	4,354	55.4%
Adjusted EBITDA	13,075	11,359	15.1%
Net cash provided by operating activities	23,553	29,181	(19.3)%
Free Cash Flow[1]	20,830	26,372	(21.0)%
Total debt	28,690	58,722	(51.1)%
Gross Leverage Ratio[1]	0.6x	1.6x	(1.0)x
New orders, net[1]	$155,759	$114,776	35.7%
Backlog[1]	$234,741	$247,416	(5.1)%
Financial Guidance

2026 Full Year Financial Guidance Update	Low	High
Net sales	$570,000	$590,000
Adjusted EBITDA	$42,000	$45,000
Capital spending as a percent of sales	~2.0%	~2.2%
Free Cash Flow	$20,000	$28,000
CEO Comments
John Kasel, President and Chief Executive Officer, commented, "We started the second half of the year with strong momentum, delivering meaningful growth in sales, profitability, and cash generation during the third quarter. Sales increased 21.5% over the prior year quarter, reflecting strong growth across both segments, while Adjusted EBITDA1 increased 15.1%. Gross profit expanded $3.4 million during the quarter despite a decline in gross margin of 200 bps
1 See "Non-GAAP Disclosures" at the end of this press release for a description of and information regarding EBITDA, Adjusted EBITDA, gross leverage ratio per the Company's credit agreement, new orders, net, backlog, book-to-bill ratio, free cash flow, and related reconciliations to the comparable United States Generally Accepted Accounting Principles financial measures.

to 20.5%. The margin decrease was primarily attributable to business mix within Rail, Technologies, and Services ("Rail"), reflecting stronger sales growth in the lower-margin Rail Distribution and UK businesses. Additionally, selling and administrative expense as a percentage of sales declined 190 bps to 14.1% reflecting continued operating discipline and sales growth. On a year-to-date basis, we are pleased with our sales growth of $48.1 million or 12.7% with growth occurring in both segments. This growth helped drive a $4.5 million, or 17.6%, expansion in Adjusted EBITDA1 over the prior year."

Mr. Kasel continued, "Our third quarter operating cash flow of $23.6 million enabled us to reduce total debt by $19.3 million during the quarter and by $30.0 million compared to the prior year quarter, to the lowest level in over a decade. The continued strengthening of our balance sheet provides additional financial flexibility and positions us well to pursue our strategic growth initiatives. Consistent with that strategy, as reported in our press release dated October 29, 2026, we completed the acquisition of the operating assets of the residential wastewater precast business and the Aeris aerobic treatment systems platform of Dulworth Enterprises Inc. ("Dulworth") on October 28, 2026 for approximately $52.2 million. Our revised guidance assumes no material impact from this acquisition and excludes any impacts of purchase accounting adjustments and transaction-related costs."
Mr. Kasel concluded, "We continue to see healthy customer demand, particularly across our Rail Distribution and UK businesses, driving year-over-year growth in new orders and supporting an increase in our full-year sales outlook. Additionally, we are narrowing our full-year guidance range for Adjusted EBITDA and increasing our Free Cash Flow range to reflect our current business mix and operating conditions. As we enter the final quarter of the year, we remain focused on disciplined execution, cash generation, and integrating Dulworth."

Third Quarter 2026 Consolidated Results
The Company’s third quarter performance highlights are reflected below:

	Three Months Ended September 30,		Change	Percent Change
	2026	2025	2026 vs. 2025	2026 vs. 2025

$ in thousands, unless otherwise noted:	(Unaudited)
Net sales	$167,996	$138,286	$29,710	21.5%
Gross profit	34,426	31,066	3,360	10.8
Gross profit margin	20.5%	22.5%	(200) bps	(8.9)
Selling and administrative expenses	$23,729	$22,077	$1,652	7.5
Selling and administrative expenses as a percent of sales	14.1%	16.0%	(190) bps	(11.9)
Amortization expense	617	694	(77)	(11.1)
Operating income	$10,080	$8,295	$1,785	21.5
Net income attributable to L.B. Foster Company	6,764	4,354	2,410	55.4
Adjusted EBITDA	13,075	11,359	1,716	15.1
New orders, net[1]	155,759	114,776	40,983	35.7
Backlog[1]	234,741	247,416	(12,675)	(5.1)

•Sales for the 2026 third quarter increased $29.7 million, or 21.5%, over the prior year quarter, driven by higher sales in both segments. Rail increased $25.1 million, or 32.3%, while Infrastructure increased $4.6 million, or 7.6%.

•Gross profit for the 2026 third quarter improved by $3.4 million or 10.8% over the prior year quarter. Rail gross profit increased $2.4 million and Infrastructure gross profit increased $0.9 million driven by improved volumes in both segments. Gross margins declined 200 basis points to 20.5% driven by business mix in Rail due to sales growth in our lower-margin Rail Distribution and UK businesses.

•Selling and administrative expenses for the 2026 third quarter increased $1.7 million, or 7.5%, over the prior year quarter, primarily due to increased employment costs, including higher variable incentive-based compensation costs and medical costs. Selling and administrative expenses as a percentage of net sales decreased 190 basis points to 14.1%.

•Operating income for the 2026 third quarter increased $1.8 million, or 21.5%, over the prior year quarter. The increase was driven by improved gross profit offset in part by higher selling and administrative costs.

•Net income attributable to the Company for the 2026 third quarter improved $2.4 million, or 55.4%, over the prior year quarter due to improved operating income, reduced interest expense, and a lower income tax expense.

•Adjusted EBITDA for the 2026 third quarter increased $1.7 million, or 15.1%, over the prior year quarter.

•Cash provided by operating activities totaled $23.6 million in the 2026 third quarter, unfavorable $5.6 million compared to $29.2 million in the prior year quarter.

•Total debt as of September 30, 2026 was $28.7 million, decreasing by $30.0 million from the prior year quarter and by $19.3 million during the quarter. The reduction is due to strong Free Cash Flow generation and lower working capital requirements during the period. The Company's Gross Leverage Ratio per its credit facility was 0.6x as of September 30, 2026, down from 1.6x last year, reflecting higher profitability and lower working capital.

•New orders, net for the 2026 third quarter increased $41.0 million, or 35.7%, over the prior year quarter, reflecting growth in Infrastructure and due to a $19 million order that was cancelled in the prior year. The trailing twelve month book-to-bill ratio1 was 0.98 : 1.00. Backlog decreased $12.7 million, or 5.1%, from the prior year quarter, as a 9.8% decline in Rail backlog more than offset a modest 1.0% increase in Infrastructure backlog. Sequentially, backlog decreased $11.4 million, or 4.6%, primarily due to higher sales volumes and seasonally lower order activity.

Third Quarter 2026 Business Results by Segment
Rail, Technologies, and Services Segment

	Three Months Ended September 30,		Change	Percent Change
$ in thousands, unless otherwise noted:	2026	2025	2026 vs. 2025	2026 vs. 2025
Net sales	$102,921	$77,788	$25,133	32.3%
Gross profit	$20,181	$17,746	$2,435	13.7
Gross profit margin	19.6%	22.8%	(320) bps	(14.0)
Segment operating income	$7,890	$5,895	$1,995	33.8
Segment operating income margin	7.7%	7.6%	10 bps	1.3
New orders, net[1]	$87,099	$86,360	$739	0.9
Backlog[1]	$126,443	$140,233	$(13,790)	(9.8)

•Sales for the 2026 third quarter increased $25.1 million, or 32.3%, over the prior year quarter. Rail Products sales increased $24.4 million, or 54.6%, due to higher volumes across all of our Rail Products businesses. Technology Services and Solutions ("TS&S") sales also increased $2.7 million, or 22.7%, driven by short-term project work in the UK. These increases were partially offset by a decline in Global Friction Management of $1.9 million, or 9.0%, due to project timing, as certain projects were executed in the first half of the year.

•Gross profit for the 2026 third quarter increased $2.4 million, or 13.7%, over the prior year quarter, primarily driven by higher sales within Rail Products which contributed $2.5 million. TS&S gross profit increased $0.9 million, reflecting improved volumes and favorable business mix. These improvements were partially offset by a gross profit decline of $1.0 million in Global Friction Management due to lower volumes. Gross margin declined 320 basis points to 19.6% reflecting unfavorable sales mix resulting from significant sales growth in our lower-margin Rail Distribution and UK businesses.

•Segment operating income for the 2026 third quarter increased $2.0 million, or 33.8%, over the prior year quarter driven by the increase in gross profit partially offset by increased selling and administrative expenses.

•New orders, net for the 2026 third quarter increased $0.7 million, or 0.9%, over the prior year quarter, as strong order activity in Rail Products, which increased 55.0%, more than offset declines of 10.2% in Global

Friction Management. TS&S orders declined 59.7% due to a large order received in our UK business in the prior year. The trailing twelve month book-to-bill ratio1 was 0.96 : 1.00. Backlog decreased $13.8 million from the prior year quarter due to higher sales volumes in the quarter.

Infrastructure Solutions Segment

	Three Months Ended September 30,		Change	Percent Change
$ in thousands, unless otherwise noted:	2026	2025	2026 vs. 2025	2026 vs. 2025
Net sales	$65,075	$60,498	$4,577	7.6%
Gross profit	$14,245	$13,320	$925	6.9
Gross profit margin	21.9%	22.0%	(10) bps	(0.5)
Segment operating income	$4,373	$4,147	$226	5.4
Segment operating income margin	6.7%	6.9%	(20) bps	(2.9)
New orders, net[1]	$68,660	$28,416	$40,244	141.6
Backlog[1]	$108,298	$107,183	$1,115	1.0

•Sales for the 2026 third quarter increased $4.6 million, or 7.6%, over the prior year quarter. The increase was driven by sales growth of $3.9 million, or 9.0%, in Precast and $0.7 million, or 4.1%, in Steel Products.

•Gross profit for the 2026 third quarter increased $0.9 million, or 6.9%, over the prior year quarter. Precast gross profit improved $0.7 million and Steel Products improved $0.3 million due to higher volumes. Gross profit margin modestly declined 10 basis points to 21.9%.

•Segment operating income for the 2026 third quarter increased $0.2 million over the prior year quarter due to improved gross profit partially offset by higher selling and administrative expenses.

•New orders, net for the 2026 third quarter increased $40.2 million, or 141.6%, over the prior year quarter, driven by growth in Steel Products, due in part to a $19 million order that was cancelled in the prior year, and a 29.5% increase in Precast. The trailing twelve month book-to-bill ratio1 was 1.00 : 1.00. Backlog increased $1.1 million over the prior year quarter due to a 52.6% improvement in Steel Products which offset a decline of 11.7% in Precast.

First Nine Months Consolidated Highlights

	Nine Months Ended September 30,		Change	Percent Change
	2026	2025	2026 vs. 2025	2026 vs. 2025

$ in thousands, unless otherwise noted:	(Unaudited)
Net sales	$427,690	$379,636	$48,054	12.7%
Gross profit	90,996	82,117	8,879	10.8
Gross profit margin	21.3%	21.6%	(30) bps	(1.4)
Selling and administrative expenses	$70,867	$65,411	$5,456	8.3
Selling and administrative expenses as a percent of sales	16.6%	17.2%	(60) bps	(3.5)
Amortization expense	1,853	2,656	(803)	(30.2)
Operating income	$18,276	$14,050	$4,226	30.1
Net income attributable to L.B. Foster Company	11,376	5,129	6,247	121.8
Adjusted EBITDA	29,888	25,412	4,476	17.6
New orders, net[1]	473,923	439,595	34,328	7.8
Backlog[1]	234,741	247,416	(12,675)	(5.1)

•Sales for the first nine months of 2026 increased $48.1 million, or 12.7%, over the prior year period. The increase was driven by Rail sales growth of $41.9 million, or 20.2%, led by Rail Products which increased $23.3 million, or 19.2%. Global Friction Management and TS&S also increased $7.9 million, or 13.8%, and $10.7 million, or 36.9%, respectively. Infrastructure sales improved $6.1 million, or 3.6%. The improvement was driven primarily by Precast with sales growth of $9.7 million, or 8.2%, offset in part by Steel Products which declined $3.5 million, or 6.5%.

•Gross profit for the first nine months of 2026 increased $8.9 million, or 10.8%, over the prior year period driven by improved volumes in Rail which increased $6.2 million. Rail gross profit for the first nine months of 2026 includes $2.1 million of costs associated with the exit of certain product lines within the Tew Engineering business (the "Tew Exit") and for the first nine months of 2025 includes $1.1 million of costs associated with the exit of the UK Automation and Materials Handling product line (the "AMH Exit"). Infrastructure gross profit improved $2.7 million due to favorable business mix and manufacturing efficiency. Gross margins declined by 30 basis points to 21.3% due to sales growth in our lower-margin Rail Distribution and UK businesses.

•Selling and administrative expenses for the first nine months of 2026 increased $5.5 million, or 8.3%, over the prior year period, primarily due to higher employment costs including higher variable incentive-based compensation costs and medical costs. Selling and administrative expenses for the first nine months of 2026 included $0.6 million of Tew Exit and other strategic initiatives costs including the Dulworth acquisition compared to the first nine months of 2025 which included $0.3 million of AMH Exit costs. Selling and administrative expenses as a percentage of net sales decreased 60 basis points to 16.6%.

•Operating income for the first nine months of 2026 improved $4.2 million over the prior year period. The improvement was primarily driven by higher gross profit and lower amortization expense partially offset by an increase in selling and administrative expenses.

•Net income attributable to the Company for the first nine months of 2026 improved $6.2 million over the prior year period driven by higher operating income, reduced interest expense, and lower income tax expense.

•Adjusted EBITDA for the first nine months of 2026 improved $4.5 million, or 17.6%, over the prior year period and was adjusted for $0.4 million of strategic initiative costs including the Dulworth acquisition and $2.3 million of Tew Exit costs. The first nine months of 2025 was adjusted for the $1.4 million of AMH Exit costs.

•Cash provided by operating activities totaled $31.0 million for the first nine months of 2026, a $17.5 million improvement compared to cash provided by operating activities of $13.4 million in the prior year period.

•New orders, net for the first nine months of 2026 increased $34.3 million, or 7.8%, over the prior year period, driven by a 24.6% increase in Infrastructure, which benefited from an order cancellation in the Steel Products business during the prior year period, and more than offset a 1.4% decline in Rail.

Third Quarter Conference Call
L.B. Foster Company will conduct a conference call and webcast to discuss its third quarter 2026 operating results on Wednesday, November 4, 2026 at 8:30 AM ET. The call will be hosted by Mr. John Kasel, President and Chief Executive Officer. Listen via audio and access the slide presentation on the L.B. Foster website: www.lbfoster.com, under the Investor Relations page. A conference call replay will be available through November 11, 2026 via webcast through L.B. Foster’s Investor Relations page of the company’s website.

Those interested in participating in the question-and-answer session may register for the call at https://register-conf.media-server.com/register/BId76b0b71870444b4b44b824b96f901d6 to receive the dial-in numbers and unique PIN to access the call. The registration link will also be available on the Company’s Investor Relations page of its website.

About L.B. Foster Company
Founded in 1902, L.B. Foster Company is a global technology solutions provider of products and services for the rail and infrastructure markets. The Company’s innovative engineering and product development solutions address the safety, reliability, and performance needs of its customers' most challenging requirements. The Company maintains locations in North America, South America, Europe, and Asia. For more information, please visit www.lbfoster.com.

Non-GAAP Financial Measures
This press release contains financial measures that are not calculated and presented in accordance with generally accepted accounting principles in the United States ("GAAP"). These non-GAAP financial measures are provided as additional information for investors. The presentation of this additional information is not meant to be considered in isolation or as a substitute for GAAP measures. For definitions of the non-GAAP financial measures used in this press release and reconciliations to the most directly comparable respective GAAP measures, see the “Non-GAAP Disclosures” section below.

The Company has not reconciled the forward-looking Adjusted EBITDA and Free Cash Flow to the most directly comparable GAAP measure because this cannot be done without unreasonable effort due to the variability and low visibility with respect to certain costs, the most significant of which are acquisition and divestiture-related costs, impairment expense, and changes in operating assets and liabilities. These underlying expenses and others that may arise during the year are potential adjustments to future earnings. The Company expects the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

The Company believes Free Cash Flow is useful information to investors as it provides insight on cash generated by operations, less capital expenditures, which we believe to be helpful in assessing the Company's long-term ability to pursue growth and investment opportunities as well as service its financing obligations and generate capital for shareholders. Additionally, the Company's annual incentive plans for management provide for the utilization of Free Cash Flow as a metric for measuring cash-generation performance in determining annual variable incentive achievement.

The Company defines new orders, net as a contractual agreement between the Company and a third-party in which the Company will, or has the ability to, satisfy the performance obligations of the promised products or services under the terms of the agreement net of order cancellations incurred during the period. The Company defines backlog as contractual commitments to customers for which the Company’s performance obligations have not been met, including with respect to new orders and contracts for which the Company has not begun any performance. Backlog may not be indicative of future operating results as orders may be cancelled or modified by the customer. Management utilizes new orders, net and backlog to evaluate the health of the industries in which the Company operates, the Company’s current and future results of operations and financial prospects, and strategies for business development. The Company believes that new orders, net and backlog are useful to investors as supplemental metrics by which to measure the Company’s current performance and prospective results of operations and financial performance. The Company defines book-to-bill ratio as new orders, net divided by revenue. The Company believes this is a useful metric to assess supply and demand, including order strength versus order fulfillment.

The Company views its Gross Leverage Ratio per its credit agreement, as defined in the Fifth Amended and Restated Credit Agreement dated June 27, 2025, as an important indication of the Company's financial health and believes it is useful to investors as an indicator of the Company's ability to service its existing indebtedness and borrow additional funds for its operational and investing needs, including capital expenditures and acquisitions.

Forward-Looking Statements
This release may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements provide management's current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. Forward-looking statements in this earnings release are based on management's current expectations and assumptions about future events that involve inherent risks and uncertainties and may concern, among other things, the Company’s expectations relating to our strategy, goals, projections, valuations and impairments, and plans regarding our financial position, liquidity, capital resources, results of operations and decisions regarding our strategic growth initiatives, market position, and product development. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company cautions readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: adverse economic conditions in the markets we serve, including recession, the volatility in the prices for oil and gas, tariffs, duties or trade wars, inflation, rising labor costs, project delays, and budget shortfalls, or otherwise; the disruption of government funding programs as a result of potential periodic government shutdowns; volatility in the global capital markets, including interest rate fluctuations, which could adversely affect our ability to access the capital markets on terms that are favorable to us; restrictions on our ability to draw on our credit agreement, including as a result of any future inability to comply with restrictive covenants contained therein; a decrease in freight or transit rail traffic; a decrease in construction activity; environmental matters and the impact of environmental regulations, including any costs associated with any remediation and monitoring of such matters; the risk of doing business in international markets, including compliance with anti-corruption and bribery laws, foreign currency fluctuations and inflation, global shipping disruptions, the imposition of increased or new tariffs, and trade restrictions or embargoes, or uncertainties relating to the imposition and enforcement of tariffs; our ability to timely effectuate our strategy, including cost reduction initiatives, including but not limited to the exit of certain product lines in the UK-based Tew Engineering business, and our ability to effectively integrate acquired businesses or to divest businesses, and to realize anticipated synergies and benefits, including but not limited to the Dulworth acquisition; costs of and impacts associated with shareholder activism; the timeliness, cost, and availability of materials from our major suppliers, as well as the impact on our access to supplies of customer preferences as to the origin of such supplies, such as customers’ concerns about conflict minerals; labor disputes; emerging technologies, including those related to or arising from artificial intelligence, and resultant risks to our business and operations; cybersecurity risks such as data security breaches, malware, ransomware, “hacking,” and identity theft, either with respect to our systems or those of third parties on whom we rely, which could disrupt our business and may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses, or an adverse effect to our reputation, business or financial condition; the continuing effectiveness of our ongoing implementation of an enterprise resource planning system; changes in current accounting estimates and their ultimate outcomes; the adequacy of internal and external sources of funds to meet financing needs, including our ability to negotiate any additional necessary amendments to our credit agreement or the terms of any new credit agreement, the Company’s ability to manage its working capital requirements and indebtedness; domestic and international taxes, including estimates that may impact taxes; domestic and foreign government regulations, including tariffs; our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures; any change in policy or other change due to the results of the UK’s parliamentary elections and the U.S. presidential and congressional elections that could affect UK or US business conditions; other geopolitical conditions, including the ongoing conflicts between Russia and Ukraine, conflicts in the Middle East, and increasing tensions between China and Taiwan; a lack of, freezing of, or delay in state or federal funding for infrastructure projects; an increase in manufacturing or material costs, including volatility in steel prices, oil prices, and wage inflation; the loss of future revenues from current customers; any future global health crises, and the related social, regulatory, and economic impacts and the response thereto by the Company, our employees, our customers, and national, state, or local governments, including any governmental travel restrictions; and risks inherent in litigation and the outcome of litigation and product warranty claims. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. Significant risks and uncertainties that may affect the operations, performance, and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2025, or as updated and/or amended by our other current or periodic filings with the Securities and Exchange Commission.
The forward-looking statements in this release are made as of the date of this release and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by the federal securities laws.
Investor Relations:
Lisa Durante
412-928-3400, and follow the prompts
investors@lbfoster.com
L.B. Foster Company
415 Holiday Drive
Suite 100
Pittsburgh, PA 15220

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Sales of goods	$145,915	$124,830	$368,242	$340,449
Sales of services	22,081	13,456	59,448	39,187
Total net sales	167,996	138,286	427,690	379,636
Cost of goods sold	114,984	93,915	286,607	259,472
Cost of services sold	18,586	13,305	50,087	38,047
Total cost of sales	133,570	107,220	336,694	297,519
Gross profit	34,426	31,066	90,996	82,117
Selling and administrative expenses	23,729	22,077	70,867	65,411
Amortization expense	617	694	1,853	2,656
Operating income	10,080	8,295	18,276	14,050
Interest expense - net	767	1,254	2,509	3,887
Other income - net	(1)	(96)	(409)	(509)
Income before income taxes	9,314	7,137	16,176	10,672
Income tax expense	2,547	2,812	4,802	5,625
Net income	6,767	4,325	11,374	5,047
Net income (loss) attributable to noncontrolling interest	3	(29)	(2)	(82)
Net income attributable to L.B. Foster Company	$6,764	$4,354	$11,376	$5,129

Per share data attributable to L.B. Foster shareholders:
Basic earnings per common share:	$0.65	$0.42	$1.10	$0.49
Diluted earnings per common share:	$0.64	$0.40	$1.07	$0.47

Basic weighted average shares outstanding	10,376	10,356	10,306	10,444
Diluted weighted average shares outstanding	10,648	10,880	10,614	10,923

L.B. FOSTER COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,248	$4,348
Accounts receivable - net	75,537	80,551
Contract assets - net	6,324	6,395
Inventories - net	59,010	60,219
Other current assets	7,992	5,358
Total current assets	156,111	156,871
Property, plant, and equipment - net	79,007	77,183
Operating lease right-of-use assets - net	25,116	28,309
Other assets:
Goodwill	32,734	33,062
Other intangibles - net	9,659	11,526
Deferred tax assets	16,365	20,355
Other assets	3,030	3,066
TOTAL ASSETS	$322,022	$330,372
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$44,516	$52,519
Deferred revenue	10,824	5,900
Accrued payroll and employee benefits	13,388	11,346
Current maturities of long-term debt	136	153
Other accrued liabilities	13,532	14,003
Total current liabilities	82,396	83,921
Long-term debt	28,554	42,603
Deferred tax liabilities	806	903
Long-term operating lease liabilities	21,263	24,266
Other long-term liabilities	2,213	2,681
Stockholders' equity:
Common stock	111	111
Paid-in capital	40,421	44,782
Retained earnings	186,500	175,124
Treasury stock	(19,277)	(23,852)
Accumulated other comprehensive loss	(21,849)	(20,889)
Total L.B. Foster Company stockholders’ equity	185,906	175,276
Noncontrolling interest	884	722
Total stockholders’ equity	186,790	175,998
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$322,022	$330,372

Non-GAAP Disclosures
(Unaudited)

This earnings release discloses earnings before interest, taxes, depreciation, and amortization (“EBITDA”), Adjusted EBITDA, and Free Cash Flow. The Company believes that EBITDA is useful to investors as a supplemental way to evaluate the ongoing operations of the Company’s business since EBITDA may enhance investors’ ability to compare historical periods as it adjusts for the impact of financing methods, tax law and strategy changes, and depreciation and amortization. In addition, EBITDA is a financial measure that management and the Company’s Board of Directors use in their financial and operational decision-making and in the determination of certain compensation programs. Adjusted EBITDA adjusts for certain charges to EBITDA from continuing operations that the Company believes are unusual, non-recurring, unpredictable, or non-cash.

In the three months ended September 30, 2026, the Company made adjustments to exclude strategic initiative costs, including acquisition-related costs, and in the three months ended September 30, 2025, the Company made no such adjustments to EBITDA. In the nine months ended September 30, 2026, the Company made adjustments to exclude costs associated with the Tew Exit and strategic initiative costs including acquisition-related costs. In the nine months ended September 30, 2025, the Company made adjustments to exclude AMH Exit costs. The Company believes the results adjusted to exclude these items are useful to investors as these items are non-routine in nature.

Non-GAAP financial measures are not a substitute for GAAP financial results and should only be considered in conjunction with the Company’s financial information that is presented in accordance with GAAP. The following tables present quantitative reconciliations of EBITDA, Adjusted EBITDA, and Free Cash Flow (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Adjusted EBITDA Reconciliation
Net income, as reported	$6,767	$4,325	$11,374	$5,047
Interest expense - net	767	1,254	2,509	3,887
Income tax expense	2,547	2,812	4,802	5,625
Depreciation expense	2,246	2,274	6,657	6,846
Amortization expense	617	694	1,853	2,656
EBITDA	$12,944	$11,359	$27,195	$24,061
Strategic initiative costs incl. acquisition-related costs	131	—	423	—
AMH Exit costs	—	—	—	1,351
Tew Exit costs	—	—	2,270	—
Adjusted EBITDA	$13,075	$11,359	$29,888	$25,412

	Three Months Ended September 30,
	2026	2025
	(Unaudited)
Free Cash Flow Reconciliation
Net cash provided by operating activities	$23,553	$29,181
Less capital expenditures on property, plant, and equipment	(2,723)	(2,809)
Free Cash Flow	$20,830	$26,372